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                                   EXHIBIT 12
                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                        DECEMBER       DECEMBER
(DOLLARS IN THOUSANDS)                                    2000           1999
                                                        --------       --------
EARNINGS:
   PRE-TAX INCOME                                        116,615        116,114
   ADD:  FIXED  CHARGES                                   28,113         22,206
   LESS:  INTEREST  CAPITALIZATION                          (541)        (1,312)
                                                        --------       --------

                      TOTAL EARNINGS                     144,187        137,008
                                                        ========       ========


FIXED  CHARGES:
   INTEREST  EXPENSE                                      24,925         18,343
   INTEREST  CAPITALIZATION                                  541          1,312
   INTEREST  PORTION  OF RENTAL EXPENSE                    2,647          2,551
                                                        --------       --------

                   TOTAL FIXED CHARGES                    28,113         22,206
                                                        ========       ========


                      TOTAL EARNINGS                     144,187        137,008
DIVIDED  BY:

                   TOTAL FIXED CHARGES                    28,113         22,206
                                                        --------       --------


                          RATIO                             5.13           6.17

NOTE: PREFERRED DIVIDENDS ARE EXCLUDED.

AMORTIZATION OF DEBT EXPENSE AND DISCOUNTS AND PREMIUMS WERE DEEMED IMMATERIAL TO THE ABOVE CALCULATION.